UNITED STATES

                    SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, DC  20549




                               SCHEDULE 13G



                 Under the Securities Exchange Act of 1934
                            (Amendment No. 3)*


                     UNITED SECURITY BANCSHARES, INC.
                             (Name of Issuer)

                               COMMON STOCK
                      (Title of Class of Securities)

                                 911459105
                              (CUSIP Number)

                             December 31, 2000
          (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          Rule 13d-1(b)

          Rule 13d-1(c)

     x    Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 911459105

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     John C. Gordon

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  ( )
     (b)  (x)

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     77,688

6.   SHARED VOTING POWER

     77,489

7.   SOLE DISPOSITIVE POWER

     77,688

8.   SHARED DISPOSITIVE POWER

     77,489

9.   AGGREGATE AMOUNT OF BENEFICIALLY OWNED BY EACH REPORTING PERSON

     155,177

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.35%

12.  TYPE OF REPORTING PERSON

     IN


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                            USBI SCHEDULE 13 G

Item 1.

     (a)  NAME OF ISSURER.

          United Security Bancshares, Inc.

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

          131 West Front Street
          Thomasville, Alabama 36784

Item 2.

     (a)  NAME OF PERSON FILING.

          Incorporated by reference to Item 1 of cover page.

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE.

          100 Orange Hill Road
          Grove Hill, AL 36451

     (c)  CITIZENSHIP

          Incorporated by Reference from Item 4 of the Cover Page.

     (d)  TITLE OF CLASS OF SECURITIES.

          Incorporated by Reference from Cover Page.

     (e)  CUSIP NUMBER.

          Incorporated by Reference from Cover Page.

Item 3.

     Not Applicable.

Item 4.  OWNERSHIP

     (a)  AMOUNT BENEFICIALLY OWNED.

          Incorporated by Reference from Item 9 of Cover Page.

     (b)  PERCENT OF CLASS.

          Incorporated by Reference from Item 11 of Cover Page.

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)  Sole Power to Vote or Direct the Vote.

               Incorporated by Reference from Item 5 of Cover Page.

          (ii) Shared Power to Vote or to Direct the Vote.

               Incorporated by Reference from Item 6 of Cover Page.

          (iii)     Sole Power to Dispose or to Direct the Disposition of.

               Incorporated by Reference from Item 7 of Cover Page.

          (iv) Shared Power to Dispose or to Direct the Disposition of.

               Incorporated by Reference from Item 8 of Cover Page.

Item 5.   OWNERSHIP OF FIVE PERCENT (5%) OR LESS OF A CLASS.

          If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securites, check the following [ x ].

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT (5%) ON BEHALF OF ANOTHER
          PERSON.

          Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable.


Item 9.   NOTIICE OF DISSOLUTION OF GROUP.

          Not Applicable.

Item 10.  CERTIFICATION.

          Not Applicable.





                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


                              February 7, 2001
                              (Date)

                              /s/ John C. Gordon
                              (Signature)

                              John C. Gordon
                              (Name/Title)